Exhibit 1

RESOLUTION OF THE BOARD OF DIRECTORS OF
First Quantum Ventures, Inc.
A Nevada Corporation

DATE:                 February 7, 2007

REASON:
To ratify, approve, accept and implement the reverse split of the issued and outstanding common stock of the Company at a ratio of one (1) share for each one hundred (100) shares of common stock issued and outstanding, with the number of authorized shares to remain the same and unchanged as a result of the reverse split. This reverse split shall take effect for shareholders of record at the opening of business on February 20, 2008 (or as soon thereafter as approved by NASDAQ).  The split shall occur electronically, fractional shares shall be rounded to the next highest number, and it shall not be necessary for current shareholders to exchange outstanding share certificates.

ACTION:
Motion by Emilio Jara, Sole Officer and Director, to ratify, approve, accept and implement the reverse split of the issued and outstanding common stock of the Company at a ratio of one (1) share for each one hundred (100) shares of common stock issued and outstanding, with the number of authorized shares to remain the same and unchanged as a result of the reverse split. This reverse split shall take effect for shareholders of record at the opening of business on February 20, 2008 (or as soon thereafter as approved by NASDAQ).  The split shall occur electronically, fractional shares shall be rounded to the next highest number, and it shall not be necessary for current shareholders to exchange outstanding share certificates.

    That the Company will take all steps necessary in furtherance of the enactment of the preceding provisions.

    This is to certify that the undersigned is the sole duly authorized representative of the Board of Directors of First Quantum Ventures, Inc., a Nevada corporation and that the foregoing Resolution was duly adopted on this 7th day of February, 2008.

/s/ Emilio Jara
Emilio Jara
Sole Officer and Director